Exhibit d.3.1

AMENDMENT TO AMENDED AND RESTATED SUB-ADVISORY AGREEMENT

Beck, Mack & Oliver, LLC

This Amendment, effective May 1, 2013 by and between the American Fidelity Dual Strategy Fund, Inc., a Maryland corporation (the “Fund”), American Fidelity Assurance Company, an insurance company organized under the laws of the State of Oklahoma (the “Advisor”), and Beck, Mack & Oliver, LLC (the “Sub-Advisor), hereby amends that Amended and Restated Sub-Advisory Agreement by and among the parties dated February 20, 2012 (the “Sub-Advisory Agreement”).

RECITALS

WHEREAS, the parties hereto are parties to the Sub-Advisory Agreement, pursuant to which the Sub-Advisor acts as an investment advisor to the Fund; and

WHEREAS, the parties desire to amend the Sub-Advisory Agreement as set forth herein.

AMENDMENT

1.	The Sub-Advisory Agreement is amended as follows:

Section III.C of Exhibit A of the Sub-Advisory Agreement, which states that the Fund will not invest in the securities of tobacco-producing companies is hereby deleted, thereby removing this restriction.

2. The Sub-Advisory Agreement in all other respects shall remain effective, and to the extent that provisions of the Sub-Advisory Agreement and this Amendment are in conflict, the terms of this Amendment shall control.

3. This Amendment may be executed in one or more separate counterparts, each of which shall be deemed to be an original, and all of which taken together shall be deemed to constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the day and year first above written.

FUND:	AMERICAN FIDELITY DUAL STRATEGY FUND, INC. By: ___/S/ David R. Carpenter_____________ David R. Carpenter, President

ADVISOR:	AMERICAN FIDELITY ASSURANCE COMPANY By: ___/S/ Robert D. Brearton_____________ Robert D. Brearton, Executive Vice-President

SUB-ADVISOR:	BECK, MACK & OLIVER, LLC By:____/S/ Zachary A. Wydra_____________ Zachary A. Wydra, Partner